Exhibit 10.1

AMENDMENT NO. 6

TO

CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS

THIS AMENDMENT NO. 6 TO CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, dated as of November 15, 2019 (this “Agreement”), is entered into by and between PACIFIC ETHANOL PEKIN, LLC, a limited liability company organized and existing under the laws of Delaware (“Company”), COMPEER FINANCIAL, PCA, a federally-chartered instrumentality of the United States, successor by merger to 1st Farm Credit Services, PCA (“Lender”), and COBANK, ACB, a federally-chartered instrumentality of the United States (“Agent”). Capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement.

BACKGROUND:

WHEREAS, the Company, Lender and Agent have entered into that certain Credit Agreement dated as of December 15, 2016 (as amended, restated, modified or otherwise supplemented from time to time, collectively the “Credit Agreement”) and the other Loan Documents;

WHEREAS, the Company has requested that, as of the Effective Date, the Credit Agreement and certain other Loan Documents be amended as herein provided; and

WHEREAS, Agent and Lender are willing, subject to the terms and conditions hereinafter set forth, to make such amendments;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereby agree as follows:

ARTICLE 1 Definitions.

1.1 Certain Definitions. The following terms when used in this Agreement shall have the following meanings:

“Agent” is defined in the preamble to this Agreement.

“Agreement” is defined in the preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Credit Agreement” is defined in the first recital to this Agreement.

“Deferral Period” means that period of time commencing on the Effective Date and terminating on the Deferral Period Termination Date.

“Deferral Period Termination Date” means that date which is the earliest of (a) 11:59 p.m. (Mountain time) on December 15, 2019, (b) the occurrence of a Deferral Period Termination Event, or (c) the occurrence of an Event of Default under the Loan Documents (excluding therefrom, however, the Excluded Events, the occurrence of which, whether prior to or during the Deferral Period, shall not constitute an Event of Default during the Deferral Period).”

“Deferral Period Termination Event” means the occurrence of any of the following: (a) the breach of any covenant, representation and warranty contained in Article 3 of this Agreement, or (b) the termination or expiration of any forbearance arrangement, payment date extension, maturity date extension, or other temporary financial accommodation now or hereafter provided under or in connection with the Wells Fargo Loan Documents or the Senior Notes Documents.”

“Effective Date” is defined in Article 5.

“Excluded Events” means those matters identified in Section 2.1 below.

“Lender” is defined in the preamble to this Agreement.

“Loan Parties” means, collectively, the Company and PEC.

“PAL” means Pacific Aurora, LLC, a Delaware limited liability company.

“PEC” means Pacific Ethanol Central, LLC, a Delaware limited liability company.

“Senior Notes Documents” means (a) the Note Purchase Agreement dated as of December 12, 2016, executed by Pacific Ethanol, Inc. and those investors signatory thereto, (b) the Note Purchase Agreement dated as of June 26, 2017, executed by Pacific Ethanol, Inc. and those investors signatory thereto, and (c) each of the other agreements, documents, and instruments executed from time to time in connection with (a) and (b) above, each as may be amended, supplemented, restated, or otherwise modified from time to time.

“Wells Fargo Loan Documents” means (a) the Second Amended and Restated Credit Agreement dated August 2, 2017, by and between Kinergy Marketing LLC, Pacific Ag. Products, LLC, Wells Fargo Bank, N.A., and the other Lender parties thereto, (b) the Second Amended and Restated Guarantee dated August 2, 2017, executed by Pacific Ethanol, Inc. in favor of Wells Fargo Bank, N.A., and (c) each of the other agreements, documents, and instruments executed from time to time in connection with (a) and (b) above, each as may be amended, supplemented, restated, or otherwise modified from time to time.

1.2 Other Definitions. Unless otherwise defined or the context otherwise requires, terms used herein (including in the preamble and recitals hereto) have the meanings provided for in the Credit Agreement.

ARTICLE 2 Waivers; Deferral Period

2.1 Agent and Lender hereby agree:

(a)	pending receipt of the PEC Contribution Amount, to temporarily waive the Company’s obligation to comply with (i) the covenants contained in Section 8.1 of the Credit Agreement for the periods ending December 31, 2018 and January 31, 2019, (ii) the covenant contained in Section 8.2 of the Credit Agreement for the period ending December 31, 2018, (iii) the covenants contained in Section 6.1(f) of the Credit Agreement for periods ending June 30, 2019, July 31, 2019, and August 30, 2019, (iv) the covenants contained in Section 6.1(g) of the Credit Agreement for the weeks of October 11, 2019 and October 18, 2019; and (v) the covenants contained in Section 6.1(h)(ii) of the Credit Agreement for the June 30, 2019 reporting period;

(b)	pending receipt of the PEC Contribution Amount, to temporarily waive any Event of Default which could otherwise be declared prior to the occurrence of the Deferral Period Termination Date as the result of any failure of the Company to collect any account receivable from any Affiliate of the Company within ten (10) Business Days after such account receivable arises; and

(c)	to defer until the occurrence of the Deferral Period Termination Date certain principal payments as provided in Section 2.1(c) of the Credit Agreement (described below).

2.2 If the Company (a) receives payment in full of the PEC Contribution Amount from PEC prior to the occurrence of the Deferral Period Termination Date, and (b) delivers the PEC Contribution Amount Certificate to Agent within two (2) Business Days after receipt of the PEC Contribution Amount (but in no event later than the Deferral Period Termination Date), then (x) the temporary waivers set forth in Sections 2.1(a) and (b) above shall become permanent waivers, and (y) Agent and Lender shall waive compliance with the covenant contained in Section 8.2 of the Credit Agreement for the period ending December 31, 2019. Otherwise, the temporary waivers set forth in Sections 2.1(a) and (b) above shall immediately and automatically expire upon the occurrence of the Deferral Period Termination Date without the need for any notice to the Company or any further action by Agent or Lender.

2.3 At all times prior to the occurrence of the Deferral Period Termination Date, Agent agrees not to exercise any rights or remedies granted under the Loan Documents or at law solely on account of any of the matters temporarily waived or otherwise deferred pursuant to Section 2.1 above.

2.4 Subject only to satisfaction of the Compliance Conditions, immediately upon (and at all times after) the occurrence of the Deferral Period Termination Date, Agent and the Lending Parties shall have the full right and power to exercise all rights and remedies granted under the Loan Documents and at law on account of the occurrence and continuance of an Event of Default, including with respect to those matters which were temporarily waived or otherwise deferred pursuant to Section 2.1 above.

2.5 In the event that, prior to the Deferral Period Termination Date, the conditions set forth in clauses (a) and (b) of Section 2.2 above are satisfied and the deferred payments have been made as provided in Section 2.1(c) of the Credit Agreement (the “Compliance Conditions”), then, so long as no other Event of Default has occurred and is then continuing (excluding those arising out of an Excluded Event), the Company shall be deemed in compliance with the Loan Documents (the date prior to the Deferral Period Termination Date upon which all of the foregoing occur being the “Compliance Date”).

ARTICLE 3 Amendments.

Effective on (and subject to the occurrence of) the Effective Date, the Credit Agreement is amended as follows:

3.1 Amendment to Section 2.1(c) of the Credit Agreement. Section 2.1(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Deferred Principal Payments. Payment of the principal installments payable under the Term Note on February 20, 2019, May 20, 2019, and November 20, 2019 shall be deferred to (and shall be immediately due and payable upon) the Deferral Period Termination Date. All other principal installments payable under the Term Note prior to the occurrence of the Deferral Period Termination Date (including, without limitation, the principal installment payable on August 20, 2019) shall remain due and payable upon their respective payment dates.

3.2 Amendment to Section 6.1(e) of the Credit Agreement. Section 6.1(e) of the Credit Agreement is hereby amended by adding a new Section 6.1(e)(viii) as follows:

(viii) Defaults Notices. The Company shall promptly notify Agent of any breaches, defaults, or events of default specified in Section 9.1(e) and shall deliver to the Agent copies of all demands, notices, and other communications related to any such breaches, defaults, or events of default promptly after the Company’s receipt thereof.

3.3 Amendment to Section 6.1(h)(ii) of the Credit Agreement. Section 6.1(h)(ii) of the Credit Agreement is hereby amended in its entirety to read as follows:

(ii) From and after the date of the Sixth Amendment and continuing at all times thereafter until the termination of the PEC Pledge Agreement, the Company shall provide written reports (not less than weekly) to Agent regarding the status of any potential strategic initiatives involving PAL, including: (a) the marketing and sale (or other disposition) of the assets of PAL, (b) the marketing and sale (or other disposition) of the membership interests in PAL, (c) a recapitalization or restructuring of the indebtedness, liabilities, and/or obligations of PAL, or (d) a merger or consolidation of PAL with another entity. The written report shall detail the proposed timeline for the completion of any such strategic initiatives. The Company shall also provide to Agent copies of all proposals (including indications of interest, letters of intent, and written offers) and other materials (including marketing materials) related to any such strategic initiatives promptly upon such proposals and materials becoming available to the Company.

3.4 Amendment to Section 6.1 of the Credit Agreement. Section 6.1 of the Credit Agreement is hereby amended by adding new Sections 6.1(i) and (j) as follows:

(i) Financial Accommodation Agreements. Promptly upon their becoming available to the Company, copies of all agreements containing forbearance arrangements, extensions of payment dates and/or maturity dates, or other temporary financial accommodations provided in connection with the Wells Fargo Loan Documents or the Senior Note Documents.

(j) Financial Reporting for PEC and PAL. Promptly upon their becoming available to the Company, copies of any financial statements, financial projections/forecasts, sale reports, and other financial documents and information for either PEC or PAL (other than documents filed by Pacific Ethanol, Inc. that are publicly available on EDGAR).

3.5 Amendment to Section 9.1(e) of the Credit Agreement. Section 9.1(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) Defaults in Indebtedness to Other Lenders. A breach, default, or event of default shall occur at any time (i) under the Wells Fargo Loan Documents, (ii) under the Senior Notes Documents, or (iii) under the terms of any other Indebtedness under which the Company or any Subsidiary of the Company may be obligated (including as a borrower or guarantor) in an aggregate principal amount of $250,000 or more, and such breach, default, or event of default either consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration, or otherwise) or permits or causes the acceleration of any Indebtedness (whether or not such right shall have been exercised or waived) or the termination of any commitment to lend or any forbearance or other accommodation.

3.6 Amendments to Annex A to Credit Agreement.

(a) Annex A to the Credit Agreement is hereby amended by amending the following definitions in their entirety to read as follows:

“Deferral Period Termination Date” has the meaning set forth in the Sixth Amendment.

“Loan Documents” means this Agreement, each Note, the Environmental Indemnity and Reimbursement Agreement, each Interest Rate Hedge, the PEC Guaranty, the PEC Pledge Agreement, the PEC Security Agreement, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and each other agreement, guaranty, security agreement, pledge, mortgage, deed of trust, instrument, agreement, certificate, application, invoice and document executed or delivered in connection herewith or therewith, each as amended or as amended and restated from time to time.

(b) Annex A to the Credit Agreement is hereby amended by adding the following definitions as new definitions:

“Senior Notes Documents” has the meaning set forth in the Sixth Amendment.

“Sixth Amendment” means Amendment No. 6 to Credit Agreement and Other Loan Documents dated November [●], 2019, executed by the Company, Agent, and Lender

“Wells Fargo Loan Documents” has the meaning set forth in the Sixth Amendment.

ARTICLE 4 Representations and Warranties; Acknowledgments.

4.1 In order to induce Agent and Lender to grant the deferrals provided for in Article 2 and make the amendments provided for in Article 3, the Company hereby represents and warrants to Agent and the Lending Parties as of the Effective Date that:

(a) The recitals set forth above are true, complete, accurate, and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects) and are part of this Agreement, and such recitals are incorporated herein by this reference;

(b) Except with respect to any representations and warranties related to the Excluded Events, all representations and warranties made and given by the Loan Parties in the Loan Documents are true, complete, accurate, and correct in all material respects (unless qualified by materiality, in which case they shall be true and correct in all respects), as if given on the Effective Date (or, as to representations and warranties that specifically refer to an earlier date, as of such earlier date) after giving effect to this Agreement;

(c) The Loan Parties have no claims, offsets, rights of recoupment, counterclaims, or defenses (other than payment) with respect to: (a) the payment of any amount due under the Loans and the Loan Documents; (b) the performance of the Loan Parties’ obligations under the Loan Documents; or (c) the liability of the Loan Parties under the Loan Documents;

(d) Agent and the Lending Parties: (i) have not breached any duty to the Loan Parties in connection with the Loans or the Loan Documents; and (ii) have fully performed all obligations they may have had or now have to the Loan Parties;

(e) The Loan Parties have had the assistance of independent counsel of their own choice, or have had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of this Agreement. Before execution of this Agreement, the Loan Parties have had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement;

(f) The Loan Parties are not acting in reliance on any representation, understanding, or agreement from or with Agent or the Lending Parties not expressly set forth herein. The Loan Parties acknowledge that none of Agent or the Lending Parties has made any representation with respect to the subject of this Agreement except as expressly set forth herein. The Company has executed this Agreement as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any Person;

(g) All interest or other fees or charges which have been imposed, accrued or collected by Agent under the Loan Documents or in connection with the Loans through the date of this Agreement, and the method of computing the same, were and are proper and agreed to by the Loan Parties, and were properly computed and collected;

(h) This Agreement is not intended by the parties to be a novation of the Loan Documents and, except as expressly waived, deferred or otherwise modified herein, all terms, conditions, rights, and obligations as set out in the Loan Documents are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed;

(i) Notwithstanding anything to the contrary in this Agreement, except as waived, deferred or modified herein, the Loan Documents are in full force and effect in accordance with their respective terms, remain legal, valid and binding obligations of the Loan Parties that are enforceable in accordance with their respective terms, have not been modified or amended (except in written amendments executed by the parties), and are hereby reaffirmed and ratified by the Loan Parties;

(j) All information provided by the Loan Parties (or any of its agents or representatives) to Agent or the Lending Parties prior to the Effective Date is true, correct and complete in all material respects as of the date provided and does not contain any untrue statements of fact or omit to state a fact necessary to make the statements made not misleading in any material respect;

(k) All financial statements delivered by the Loan Parties (or any of its agents or representatives) to Agent or the Lending Parties prior to the Effective Date are true and correct in all material respects and fairly present the financial condition of the Loan Parties;

(l) As of the Effective Date, the Company has delivered to Agent all statements, notices, certificates, projections, updates, and other information required under Article 6 of the Credit Agreement;

(m) The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder are within the corporate or company powers and authority of the Company, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with the charter or by-laws of the Company;

(n) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, covenants, and conditions; and

(o) After giving effect to this Agreement, no Default or Event of Default (other than related to any Excluded Event) has occurred and is continuing.

4.2 In order to induce Agent and Lender to grant the deferrals provided for in Article 2 and make the amendments provided for in Article 3, the Company hereby represents and warrants to Agent and the Lending Parties that (a) as of the Effective Date, the Accounts Receivable Amount is not greater than $18,000,000, and (b) at no time during the Deferral Period will the Accounts Receivable Amount exceed $18,000,000.

4.3 In order to induce Agent and Lender to grant the deferrals provided for in Article 2 and make the amendments provided for in Article 3, the Company hereby ratifies and confirms all of the terms, covenants and conditions set forth in the Loan Documents as modified herein and hereby agrees, acknowledges and reaffirms that (a) the Loan Documents as modified herein constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, covenants, and conditions, (b) the Company remains unconditionally liable to Agent and the Lending Parties in accordance with the respective terms, covenants, and conditions set forth in the Loan Documents as modified herein, (c) Agent and Lender have valid, duly perfected, fully enforceable Liens on the Collateral, (d) all Liens heretofore granted to Agent and Lender in the Collateral continue in full force and effect and secure the Obligations, (e) the Company shall execute and deliver to Agent and the Lending Parties any and all agreements and other documentation and to take any and all actions reasonably requested by Agent and the Lending Parties at any time to assure the perfection, protection, priority, and enforcement of Agent’s and Lender’s rights under the Loan Documents (including this Agreement) with respect to all such Liens (but without any increase to the obligations or liabilities of the Company under the Loan Documents), and (f) as of November 13, 2019, the amount of the Obligations owing under the Loan Documents (exclusive of attorneys’ fees and other fees, expenses, advances, and costs) totaled $72,086,856,12, consisting of (i) unpaid principal of $39,500,000.00 and accrued, unpaid interest of $324,207.23 on the Term Loan, and (ii) unpaid principal of $32,000,000.00 and accrued, unpaid interest of $262,648.89 on the Revolving Term Loan.

ARTICLE 5 Conditions to Effectiveness.

This Agreement shall become effective on such date (the “Effective Date”) when each of the following conditions has been satisfied:

5.1 Representations and Warranties. All covenants, representations and warranties made by the Company pursuant to Article 4 shall be true and correct.

5.2 Guarantor Acknowledgment. Agent shall have received an Acknowledgment and Agreement of Guarantor, duly executed by PEC.

5.3 PEC Agreement. Agent and PEC shall have executed an agreement (in form and substance acceptable to Agent) pursuant to which PEC shall agree, so long as the PEC Guaranty remains in effect, to obtain Agent’s prior written approval for each of the following actions: (a) PEC’s approval of any amendments to the operating agreement for PAL; (b) PEC’s approval of any agreements that affect PEC’s rights with respect to PAL; (c) PEC’s approval of any pledge or securitization of the assets of PAL; (d) PEC’s approval of any sale of the assets of PAL; (e) PEC’s approval of any merger or consolidation of PAL; (f) PEC’s sale or transfer of its membership interests in PAL; (g) PEC’s approval of any distribution of assets or property by PAL except as provided in the operating agreement for PAL; and (h) PEC’s distribution of any assets or property received from PAL to any party other than Agent.

5.4 Updated Schedules. Agent shall have received updated schedules to the Credit Agreement in accordance with Section 6.11 of the Credit Agreement.

5.5 Insurance Certificates. Agent shall have received current insurance certificates for all insurance policies maintained by the Company.

5.6 Lien Searches. Agent shall have received current searches of appropriate filing offices in each jurisdiction in which each Loan Party is organized or maintains its principal executive office showing that no state or federal tax Liens have been filed and remain in effect against such Loan Party, and that no financing statements or other notifications or filings have been filed and remain in effect against such Loan Party (other than Permitted Liens).

5.7 Good Standing. Agent shall have received a certificate of existence for each Loan Party from the secretary of state (or the appropriate official) of the state of formation of such Loan Party, dated not more than 30 days prior to the date hereof.

5.8 Other Requests. Agent shall have received such other certificates, instruments, documents, agreements, information and reports as may be requested by Agent, in form and substance acceptable to Agent.

5.9 Reimbursement of Fees/Expenses. The Company shall have paid all out-of-pocket fees and expenses of Agent and the Lending Parties (including legal, advisory, and audit fees) that accrued in relation to the Loan Documents, including, without limitation, all out-of-pocket fees and expenses incurred in connection with the preparation, drafting, negotiation, implementation of this Agreement.

5.10 Amendment Fee. Agent shall have received a non-refundable amendment fee of $10,000.

5.11 Required Consents, etc. The Company shall have delivered to Agent all consents, authorizations and amendments determined by Agent to be necessary to ensure the enforceability of the Loan Documents, including a certificate of the secretary or other appropriate officer of each Loan Party certifying (i) that the execution, delivery and performance of this Agreement, the Credit Agreement as amended hereby and the other Loan Documents have been duly approved by all necessary action of the governing board of such Loan Party, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) that the organizational document of such Loan Party, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or other appropriate officer of such Loan Party, continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) that the officers and agents of such Loan Party who have been certified to the Agent, pursuant to the most recent certificate of secretary or other appropriate officer given by such Loan Party, as being authorized to sign and to act on behalf of such Loan Party continue to be so authorized or setting forth the sample signatures of each of the officers and agents of such Loan Party authorized as of the date hereof to execute and deliver this Agreement, the other Loan Documents and all other documents, agreements and certificates on behalf of such Loan Party.

Upon the delivery by Agent of a fully executed copy of this Agreement to the Company, the conditions set forth above shall be deemed satisfied and the Effective Date shall be deemed to have occurred as of the date so delivered.

ARTICLE 6 Release.

As a material part of the consideration for Agent and Lender entering into this Agreement, the Company agrees as follows (the “Release Provision”)

6.1 The Company hereby releases and forever discharges Agent and the Lending Parties and each such parties’ respective predecessors, successors, assigns, participants, officers, managers, directors, shareholders, employees, agents, advisors, attorneys, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as “Released Group”), jointly and severally, from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions, and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether presently possessed or possessed in the future, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, and including whether arising from the negligence (but not the gross negligence or willful misconduct) of any of the Released Group, which the Company may have or claim to have against any of the Released Group, in each case only to the extent arising or accruing prior to and including the Effective Date.

6.2 The Company agrees not to sue any of the Released Group or in any way assist any other person or entity in suing any of the Released Group with respect to any claim released herein. This Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

6.3 The Company is the sole owner of the claims released by the Release Provision, and the Company has not heretofore conveyed or assigned any interest in any such claims to any other person or entity. The Company understands that the Release Provision was a material consideration in the agreement of Agent and Lender to enter into this Agreement.

6.4 It is the express intent of the Company that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of the Released Group so as to foreclose forever the assertion by the Company of any claims released hereby against any of the Released Group. If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

ARTICLE 7 Miscellaneous.

7.1 Loan Document Pursuant to Credit Agreement. This Agreement is a Loan Document executed pursuant to the Credit Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions contained in the Credit Agreement and each other Loan Document shall remain unamended and otherwise unmodified and in full force and effect.

7.2 Limitation of Amendments. The temporary waivers and deferrals granted in Article 2 and the amendments provided in Article 3 shall be limited precisely as provided for therein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Credit Agreement or any term or provision of any other Loan Document or of any transaction or further or future action on the part of the Loan Parties which would require the consent of Agent or the Lending Parties under the Credit Agreement or any other Loan Document.

7.3 Collateral. To the extent any Collateral is personal property, the Loan Parties hereby renounce and waive all rights that are waivable under Article 9 of the Uniform Commercial Code (the “UCC”) of any jurisdiction in which any Collateral may now or hereafter be located. The Loan Parties also hereby acknowledge and agree that a public sale shall constitute a commercially reasonable manner for the disposition of the Collateral.

7.4 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.5 Incorporation of Credit Agreement Provisions. The provisions of Article 11 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

[SIGNATURE PAGE TO AMENDMENT NO. 6]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COMPANY:

PACIFIC ETHANOL PEKIN, LLC

By:	/s/ Bryon T. McGregor
Name:	Bryon T. McGregor
Title:	Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NO. 6]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

LENDER:

COMPEER FINANCIAL, PCA

By:	/s/ Kevin Buente
Name:	Kevin Buente
Title:	Principal Credit Officer

[SIGNATURE PAGE TO AMENDMENT NO. 6]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COBANK, ACB

By:	/s/ Janet Downs
Name:	Janet Downs
Title:	Vice President